Exhibit 3.1
AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

STAMPS.COM INC.

The undersigned John M. Payne and John W. LaValle, hereby certify that:

ONE: They are the duly elected and acting President and Secretary, respectively, of said corporation.

TWO: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on January 9, 1998, under the name “Stampmaster, Inc.” On February 25, 1998, the Corporation filed an Amended and Restated Certificate of Incorporation. On December 4, 1998, the Corporation flied a Certificate of Amendment changing the name of the Corporation to “Stamps.com.” On February 17, 1999, the Corporation filed an Amended and Restated Certificate of Incorporation.

THREE: The Amended and Restated Certificate of Incorporation of said corporation shall be amended and restated to read in full as follows:

ARTICLE I

The name of this corporation is STAMPS.COM Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road, Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is One Hundred Million (100,000,000). Ninety Five Million (95,000,000) shares shall be Common Stock, par value $0.001 per share, and Five Million (5,000,000) shares shall be Preferred Stock, par value $0.001 per share.

The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors of the Corporation is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon each series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. The rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. The Board of Directors is also authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation. In addition, the Bylaws may be amended by the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the outsianding shares of voting stock of the Corporation entitled to vote at an election of directors.

ARTICLE VI

The number of directors of the Corporation shall be determined by resolution of the Board of Directors.

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. Advance notice of stockholder nominations for the election of directors and of any other business to be brought before any meeting of the stockholders shall be given in the manner provided in the Bylaws of this Corporation.

At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, or until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the GCL.

The directors of the Corporation shall be divided into three (3) classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. For the purposes hereof, the initial Class I, Class II and Class III directors shall be those directors so designated by a resolution of the Board of Directors. At the first annual meeting of stockholders following the closing of the initial public offering of the Corporation’s Common Stock, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three (3) years. At the second annual meeting of stockholders following the closing of the initial public offering of the Corporation’s Common Stock, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three (3) years. At the third annual meeting of stockholders fol1owing the initial public offering of the Corporation’s Common Stock, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three (3) years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is hereafter changed, each director then serving as such shall nevertheless continue as a director of the Class of which he is a member until the expiration of his current term and any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable.

Vacancies occurring on the Board of Directors for any reason may be filled by vote of a majority of the remaining members of the Board of Directors, even if less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been duly elected and qualified. A director may be removed from office by the affirmative vote of the holders of 66 2/3% of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors, provided that such removal is for cause.

ARTICLE VII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. Special meetings of the stockholders, for any purpose or purposes, may only be called by the Board of Directors of the Corporation. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE VIII

To the fullest extent permitted by applicable law, this Corporation a authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the GCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to action for breach of duty to the Corporation, its stockholders, and others.

No director of the Corporation shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of the GCL or any amendment thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, such director (1) shall have breached the director’s duty or loyalty to the Corporation or its stockholders, (2) shall have acted in manner involving intentional misconduct or a knowing violation of Law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (3) shall have derived an improper personal benefit. If the GCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

Each person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action, suit or proceeding, whether civi1, criminal, administrative or investigative (hereinafter a “proceeding”), including any appeal therefrom, by reason of the fact that he or she, or a person of whom he or she is the lega1 representative, is or was a director or officer of the Corporation or a direct or indirect subsidiary of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another entity or enterprise, or was a director or officer of a foreign or domestic corporation which was predecessor corporation of the Corporation or of another entity or enterprise at the request of such predecessor corporation, shall be indemnified and held harmless by the Corporation, and the Corporation shall advance all expenses incurred by any such person in defense of any such proceeding prior to its final determination, to the fullest extent authorized by the GCL. In any proceeding against the Corporation to enforce these rights, such person shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that such person has not met the standards of conduct for permissible indemnification set forth in the GCL. The rights to indemnification and advancement of expenses conferred by this Article VIII shall be presumed to have been relied upon by the directors and officers of the Corporation in serving or continuing to serve the Corporation and shall be enforceable as contract rights. Said rights shall not be exc1usive of any other rights to which those seeking indemnification may otherwise be entitled. The Corporation may, upon written demand presented by a director or officer of the Corporation or of a direct or indirect subsidiary of the Corporation, or by a person serving at the request of the Corporation as a director or officer of another entity or enterprise, enter into contracts to provide such persons with specified rights to indemnification, which contracts may confer rights and protections to the maximum extent permitted by the GCL, as amended and in effect from time to time.

If a claim under this Article VIII is not paid in fill by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce the right to be advanced expenses incurred in defending any proceeding prior to its final disposition where the required undertaking, if any, has been tendered to the Corporation ) that the claimant has not met the standards of conduct which make it permissible under the GCL for the Corporation to indemnify the claimant for the amount claimed, but the claimant shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that the claimant has not met the standards of conduct for permissible indemnification set forth in the GCL.

If the GCL is hereafter amended to permit the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment, the indemnification rights conferred by this Article VIII shall be broadened to the fullest extent permitted by the GCL, as so amended.

ARTICLE IX

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles V, VI, VII, VIII, and IX of this Amended and Restated Certificate of Incorporation may not be repealed or amended in any respect without the affirmative vote of holders at least 66-2/3% of the outstanding voting stock of the Corporation entitled to vote at election of directors.

FOURTH: The foregoing amendment and restatement has been duly adopted by the Corporation’s Board of Directors in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

FIFTH: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned have executed this certificate on June 22, 1999.

/s/ John M. Payne
John M. Payne
President

/s/ John W. LaValle
John W. LaValle
Secretary

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE
AND OF REGISTERED AGENT

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is STAMPS.COM INC.

2. The registered office of the Corporation within the State of Delaware is hereby changed to 9 East Loockerman Street, City of Dover 19901, County of Kent.

3. The registered agent of the Corporation within the State of Delaware is hereby changed to National Registered Agents, Inc., the business office of which is identical with the registered office of the corporation as hereby changed.

4. The Corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on December 13 1999.

\s\ MICHAEL A. SUERCHER
MICHAEL A. SUERCHER
SR. DIRECTOR, LECOK

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
STAMPS.COM INC.

Stamps.com Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: That at a meeting of the Board of Directors of Stamps.com Inc., resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Article IV thereof so that, as amended said Article IV shall be and read as follows:

“ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated respectively, “Common Stock” and “Preferred Stock”. The total number of shares that the Corporation is authorized to issue is Fifty Million (50,000,000). Forty Seven Million Five Hundred Thousand (47,500,000) shares shall be Common Stock, par value $0.001 per share, and Two Million Five Hundred Thousand (2,500,000) shares shall be Preferred Stock, par value $0.001 per share.

The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors of the Corporation is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon each series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. The rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to Liquidation and acquisition preferences, redemption and/or approval of matters by vote), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. The Board of Directors is also authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Simultaneously with the effective day of this Certificate of Amendment, each two shares of Common Stock issued and outstanding immediately prior to the effective date of the filing of this Certificate of Amendment to the Corporation’s Certificate of Incorporation is hereby reclassified, changed and combined into one fully paid and non-assessable share of Common Stock. Each holder of record of a certificate representing two or more shares of Common Stock as of the close of business on the effective date of the filing of this Certificate of Amendment shall be entitled to receive as soon as practicable, upon surrender of such certificate, a certificate or certificates representing one share of Common Stock for each two shares of Common Stock represented by the certificate or certificates of such holder, provided, however, that the Corporation shall issue no fractional shares of Common Stock but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional share based upon the closing sales price of the Common Stock as reported on the Nasdaq SmallCap Market as of the date this Certificate of Amendment is effective with the Secretary of State of Delaware.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: This Certificate of Amendment to the Certificate of Incorporation shall be effective as of May 12, 2004 at 8:30 a.m. EDT.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment of the Certificate of Incorporation of the Corporation as of this 6th day of May 2004.

/s/ Ken McBride
Ken McBride
President and CEO

/s/ Seth Weisberg
Seth Weisberg
Secretary

CERTIFICATE OF AMENDMFNT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
STAMPS.COM INC.

Pursuant to Section 242
of the General Corporation Law of the State of De1aware

Stamps.com Inc., a corporation duly organized and existing under the General Corporation Law of the State of the Delaware (the “Corporation”), does hereby certify that:

1. The Amended and Restated Certificate of Incorporation of the Corporation shall be amended by re-numbering Article IX thereof (as in effect immediately prior to the effectiveness of this Certificate of Amendment) as Article X, and the reference to Article “IX” therein shall accordingly be amended such that it is a reference to Article“X”. All other provisions of Article IX (as in effect immediately prior to the effectiveness of this Certificate of Amendment) shall remain unchanged.

2. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding the following provisions as Article IX thereof:

“ARTICLE IX

(A) DEFINITIONS. For purposes of this Article IX:

(1) “Excess Shares” means any Stock, or any rights in Stock, the Transfer or ownership of which would result in a Prohibited Ownership Percentage or a violation of Section (B) of this Article IX;

(2) “Expiration Date” means the earlier of (x) the repeal of Section 382 of the Internal Revenue Code of 1986, as amended from time to time, or any successor statute (collectively, the “Code”) if the Board of Directors determines that the restrictions in this Article IX axe no longer necessary for the preservation of the Tax Benefits, (y) the beginning of a taxable year of the Corporation to which the Board of Directors determines that no Tax Benefits may be carried forward, or (z) such date as the Board of Directors shall fix in accordance with Section (G) of this Article IX;

(3) “Option” shall have the meaning set forth in Section 1.382-4 of the Treasury Regulations, as amended from time to time, promulgated under the Code (“Treasury Regulations”);

(4) a “Person” shall mean any individual, corporation, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, company, limited liability company, partnership, joint venture, or similar organization (including the Corporation if appropriate in the context) and also includes a group as that term is used for purposes of Section13(d)(3) of the Securities Exchange Act of 1934, as amended, or any other entity described in Treasury Regulation Section 1.382-3(a)(1)(i);

(5) “Prohibited Distributions” means any and all dividends or other distributions paid by the Corporation with respect to any Excess Shares received by a Purported Acquiror;

(6) a “Public Group” shall have the meaning contained in Treasury Regulation Section l.382-2T(f)(13), excluding any “direct public group” with respect to the Corporation, as that term is used in Treasury Regulation Section 1.382-2T(j)(2)(ii);

(7) a “Prohibited Ownership Percentage” shall mean (i) any Stock ownership that would cause a Person to beneficially own (as defined under Section 13(d) of the Securities Exchange Act of 1934) five percent (5%) or more in value of the aggregate of the outstanding shares of capital stock of the Corporation, or (ii) any Stock ownership that would cause a Person or Public Group to be a “5-percent shareholder” of the Corporation within the meaning of Treasury Regulation Section 1.382-2T(g)(1)(i); for this purpose, whether a Person or Public Group would be a “5-percent shareholder” shall be determined (i) without giving effect to the following provisions: Treasury Regulation Sections 1.382-2T(g)(2), 1.382-2T(g)(3), 1.382-2T(h)(2)(iii) and 1.382-2T(h)(6)(iii), (ii) by treating every Person or Public Group which owns Stock, whether directly or by attribution, as directly owning such Stock notwithstanding any further attribution of such Stock to other Persons and notwithstanding Treasury Regulation Section 1.382-2T(h)(2)(i)(A), (iii) by substituting the term ‘Person” in place of “individual” in Treasury Regulation Section 1.382-2T(g)(1), (iv) by taking into account ownership of Stock at any time during the “testing period” as defined in Treasury Regulation Section 1.382-2T(d)(1), and (v) by treating each day during the testing period as if it were a “testing date” as defined in Treasury Regulation Section 1.382-2T(a)(4)(i); in addition, for the purpose of determining whether any Person or Public Group has a Prohibited Ownership Percentage as of any date, the definition of Stock set forth in Section (A)(1O) shall be applied in lieu of the definition in Treasury Regulation Section 1.382-2T(f)(l8), except that any Option shall be treated as Stock only to the extent treating it as Stock would cause an increase in ownership of Stock by such Person and such Option would be deemed exercised pursuant to Treasury Regulations in effect from time to time (disregarding whether treating such Option as exercised would cause an ownership change);

(8) “Prohibited Person” shall mean any Person who has or would have, if a Transfer or purported Transfer we completed, a Prohibited Ownership Percentage;

(9) “Purported Acquiror” means any Person that purports to acquire record, beneficial, legal or any other ownership of Excess Shares. If there is more than one Purported Acquiror with respect to certain Excess Shares (for example, if the Purported Acquiror of record ownership of such Excess Shares is not the Purported Acquiror of beneficial ownership of such Excess Shares), then references to “Purported Acquiror” shall include any or all of such Purported Acquirors, as appropriate;

(10) “Stock” refers to all classes or series of stock of the Corporation, all Options to acquire stock of the Corporation and all other interests that would be treated as stock in the Corporation pursuant to Treasury Regulation Section l.382-2T(f)(18)(iii), other than (i) stock described in Section 1504(a)(4) of the Code and (ii) stock that would be described in such Section 1504(a)(4) but is not so described solely because it is entitled to vote as a result of dividend arrearages;

(11) “Transfer” shall mean any conveyance, issuance, sale, transfer, gift, assignment, devise or other disposition, by any means, of legal, record or beneficial ownership (direct or indirect) of Stock, whether such means are direct or indirect, voluntary or involuntary, by operation of law or otherwise, or any agreement to take any such action or cause any such events, including, without limitation, the transfer of any ownership interest in any entity that owns (directly or indirectly) Stock (and any reference in this Article IX to a Transfer of Stock shall include any Transfer of any interest in any such entity and references to the Persons to whom Stock is Transferred shall include Persons to whom any interest in any such entity shall have been Transferred); and

(12) “Transferee” means any Person to whom Stock is Transferred.

(B) TRANSFER AND OWNERSHIP RESTRICTIONS. In order to preserve the net operating loss carryforwards (including any “net unrealized built-in loss,” as defined under applicable law), capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards and other tax benefits (collectively, the “Tax Benefits”) to which the Corporation or any member of the Corporation’s “affiliated group,” as that term is used in Section 1504 of the Code, is or becomes entitled pursuant to the Code and the Treasury Regulations or any applicable state statute, from and after the effective time of this Article IX until the Expiration Date, no Transfer of any Stock may be made to the extent that such Transfer, if effected: (a) would cause the Transferee or any Person or Public Group to have a Prohibited Ownership Percentage; or (b) would increase the Stock ownership percentage (determined in accordance with Section 382 of the Code and the Treasury Regulations thereunder) of any Transferee or any Person or Public Group having a Prohibited Ownership Percentage.

(C) WAIVER OF RESTRICTIONS. Notwithstanding anything herein to the contrary, the Board of Directors may waive the application of any of the restrictions contained in Section (B) of this Article IX, including any Transfer of Stock that would otherwise be prohibited, in any instance in which the Board of Directors determines that a waiver would be in the best interests of the Corporation, notwithstanding the effect of such waiver on the Tax Benefits. The Board of Directors may impose any conditions that it deems reasonable and appropriate in connection with such a waiver, including without limitation, restrictions on the ability of any Transferee to Transfer Stock acquired through a Transfer. A waiver of the Board of Directors hereunder may be given prospectively or retroactively.

(D) PURPORTED TRANSFER IN VIOLATION OF TRANSFER RESTRICTION. Unless a waiver of the Board of Directors is obtained as provided in Section (C) of this Article IX, any purported Transfer of Excess Shares (other than a Transfer as provided in Section (D)(2) of this Article IX or an automatic transfer as provided below) shall be null and void ab initio and shall not be effective to Transfer any record, legal, beneficial or any other ownership of such Excess Shares to the Purported Acquiror, who shall not be entitled to any rights as a stockholder of the Corporation with respect to such Excess Shares, and such Excess Shares shall be automatically transferred pursuant to Delaware General Corporations Law Section 202(c)(4) to an agent designated by the Corporation (the “Agent”). Any future dividends or distributions payable on any Excess Shares shall be paid to the Agent until the Excess Shares are sold by it. A Transfer that is null and void under this Section (D) shall not adversely affect the validity of any other Transfer of any Stock in the same or any other related transaction.

(1) Demand by Corporation. Unless a waiver of the Board of Directors is obtained as provided in Section (C) of this Article IX, within 30 days of a determination by the Board of Directors that there has been or is threatened a purported Transfer of Excess Shares to a Purported Acquiror, or that a Person proposes to take any action in violation of this Article IX (whether or not such action is intentional), the Corporation shall make a demand on the Purported Acquiror to transfer or cause the transfer of any certificate or other evidence of purported ownership of the Excess Shares within the Purported Acquiror’s possession or control, along with the Prohibited Distributions, to the Agent. Any failure by the Purported Acquiror to transfer or cause the transfer of any certificate or other evidence of purported ownership of the Excess Shares to the Agent shall not negate the automatic transfer of such Excess Shares to the Agent.

(2) Transfer of Excess shares and Prohibited Distributions to Agent. Upon demand by the Corporation, the Purported Acquiror shall transfer or cause the transfer of any certificate or other evidence of purported ownership of the Excess Shares within the Purported Acquiror’s possession or control, along with the Prohibited Distributions, to the Agent. The Agent shall sell in an arms-length transaction (through the NASDAQ Stock Market, if possible, but in any event consistent with applicable law) any Excess Shares provided, however, that the Agent shall, in its reasonable discretion, effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s reasonable discretion, such sale or sales would disrupt the market for the Common Stock or other securities of the Corporation or would otherwise substantial1y adversely affect the value of the Common Stock or such other securities. The proceeds of such sale shall be referred to as “Sales Proceeds.” If, after purportedly acquiring the Excess Shares, the Purported Acquiror has purported to sell some or all of them to an unrelated party in an arms-length transaction, the Purported Acquiror shall be deemed to have sold such Excess Shares on behalf of the Agent, and in lieu of transferring the Prohibited Distributions to the Agent, the Purported Acquiror shall transfer to the Agent the Prohibited Distributions and the proceeds of such sale (the “Resale Proceed”), except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of the Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to Section (D)(3) of this Article IX if the Excess Shares had been sold by the Agent rather than by the Purported Acquiror. Any purported Transfer of the Excess Shares by the Purported Acquiror other than a transfer which (a) is described in the preceding sentences of this Section (D)(2) or occurs automatically to the Agent and (b) does not itself violate the provisions of this Article IX shall be null and void ab initio and shall not be effective to transfer any ownership of the Excess Shares.

(3) Allocation of Sale Proceeds, Resale Proceeds and Prohibited Distributions. The Sales Proceeds, the Resale Proceeds if applicable, and Prohibited Distributions if applicable shall be allocated as follows: (1) first to the Agent in an amount equal to the expenses incurred in selling such Excess Shares; then (2) second, to the Purported Acquiror up to the following amount: (a) the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for the Excess Shares, or (b) where the purported Transfer of the Excess Shares to the Purported Acquiror was by gift, inheritance, or any similar purported Transfer, the fair market value of the Excess Shares at the time of such purported Transfer; and then (3) third any remaining amounts to an entity designated by the Corporation that is described in Section 501(c)(3) of the Code, contributions to which must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. In no event shall any Excess Shares, Sales Proceeds, Resale Proceeds or Prohibited Distributions inure to the benefit of the Corporation or the Agent, except to the extent used to cover expenses incurred by the Agent in performing its duties hereunder.

(4) Remedies. Without limiting any other remedies available to the Corporation, if a Purported Acquiror shall fail to comply with Section (D)(2) of this Article IX within thirty (30) days of the Corporation’s demand, and unless a waiver of the Board of Directors is obtained as provided in Section (C) of this Article IX, the Corporation shall promptly take all cost effective actions which it believes appropriate to compel the Purported Acquiror to surrender to the Agent the certificates representing any purported ownership of Excess Shares, the Resale Proceeds, and/or the Prohibited Distributions or to enjoin or rescind any such purported Transfer. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Article IX, including, without limitation, refusing to give effect on the books of the Corporation to any such purported Transfer. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce or prevent a violation of the provisions of this Article IX.

(5) Liability. If any Person shall knowingly violate, or knowingly cause any other Person under the control of such Person (“Controlled Person”) to violate, Section (B) of this Article IX, then that Person and any Controlled Person shall be jointly and severally liable for, and shall pay to the Corporation, such amount as will, after taking account of all taxes imposed with respect to the receipt or accrual of such amount and all costs incurred by the Corporation as a result of such violation, put the Corporation in the same financial position as it would have been in had such violation not occurred.

(E) OBLIGATION TO PROVIDE INFORMATION. At the request of the Corporation or as a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Article IX or the status of the Corporation’s Tax Benefits.

(F) LEGENDS. The Board of Directors may require that any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject either to the restrictions on transfer and ownership contained in this Article IX or to conditions imposed by the Board of Directors under Section (C) of this Article IX bear a conspicuous legend referencing the applicable restrictions.

(G) AUTHORITY OF BOARD OF DIRECTORS. Nothing contained in this Article IX shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law (including applicable regulations) making one or more of the following actions necessary or desirable or in the event that the Board of Directors believes one or more of such actions is in the best interest of the Corporation, the Board of Directors may accelerate or extend the Expiration Date; provided that the Board of Directors shall determine in writing that such acceleration or extension is reasonably necessary or desirable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits, as the case may be. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind Bylaws, regulations and procedures of the Corporation not inconsistent with the express provisions of this Article IX for purposes of determining whether any Transfer of Stock would jeopardize the Corporation’s ability to preserve or use the Tax Benefits, or for the orderly application, administration and implementation of the provisions of this Article IX. The Board of Directors shall have the exclusive power and authority to administer this Article IX and to exercise all rights and powers specifically granted to the Board of Directors, or as may be necessary or advisable in the administration of this Article IX, including without limitation, the right and power to (1) interpret the provisions of this Article IX, (2) make all calculations and determinations deemed necessary or advisable for the administration of this Article IX and (3) determine value in good faith, which determination shall be conclusive. In the case of an ambiguity in the application of any of the provisions of this Article IX, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article IX requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article IX. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be final, conclusive and binding on the Corporation, the Agent, and all other parties; provided, however, the Board of Directors may delegate all or any portion of its duties and powers under this Article IX to a committee of independent members of the Board of Directors as it deems necessary or advisable.

(H) BENEFITS OF THIS ARTICLE IX. Nothing in this Article IX shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article IX. This Article IX shall be for the sole and exclusive benefit of the Corporation and the Agent.

(I) SEVERABILITY. If any provision of this Article IX or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article IX.

(J) WAIVER. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article IX, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.”

3. The foregoing amendments were duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, Stamps.com Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer on this 22nd day of May, 2008.

Stamps.com Inc.

By:	/s/ Ken McBride
Name: Ken McBride
Office: President